Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 28/08/2017

Certificate No. G0282017H1915

GRN No. 30084165

Stamp Duty Paid : ₹ 200 (Rs. Only)

Penalty : ₹ 0 (Rs. Zero Only)

Seller / First Party Detail

Name: Yatra Online Pvt ltd

H.No/Floor : Na Sector/Ward : Na LandMark : Na

City/Village : Gurugram District : Gurugram State : Haryana

Phone: 9871372500

Buyer / Second Party Detail

Name : Innoven Capital India pvt ltd

H.No/Floor : Na Sector/Ward : Na LandMark : Na

City/Village: Gurugram District : Gurugram State : Haryana

Phone : 0

Purpose : UNCONDITIONAL GUARANTEE

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

This stamp paper forms an integral part of Unconditional Guarantee executed by and between Yatra Online Private Limited, Yatra Online, Inc. and InnoVen Capital India Private Limited on September 12, 2017.

YATRA ONLINE (P) LTD. GURGAON

YATRA ONLINE (P) LTD. GURGAON

UNCONDITIONAL GUARANTEE

This continuing unconditional guarantee ("**Guarantee**") is entered into as of September 12, 2017 by

1. **Yatra Online, Inc.**, a company incorporated under the laws of Cayman Islands, and having its registered office at c/o Maples Corporate Services Ltd., PO Box 309, Ugland House, Grand Cayman, KYI-1104 Cayman Islands (hereinafter referred to as the "**Guarantor**" which expression shall, unless repugnant to the context or meaning thereof, include its successors and permitted assigns).

AND

InnoVen Capital India Private Limited, a private limited company incorporated under the Companies Act, 1956 and registered as a Non-Banking Financial Company within the meaning of the Reserve Bank of India Act, 1934 having its registered office at 12th Floor, Express Towers, Nariman Point, Mumbai 400021 (hereinafter referred to as "InnoVen", which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns).

AND

2. **Yatra Online Private Limited**, a company incorporated under the Companies Act, 1956 and having its registered office at B2, 202, 2nd Floor ,Marathon Innova, Marathon Nextgen Complex, Off. Ganpatrao Kadam Marg, Lower Parel (W), Mumbai Maharashtra, 400013and corporate office at 1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector-39, Gurgaon- 122001, India (hereinafter referred to as the "**Borrower**" which expression shall, unless repugnant to the context or meaning thereof, include its successors and permitted assigns).

The Guarantor and InnoVen are hereinafter, where the context so requires, collectively referred to as the "**Parties**" and individually as "**Party**".

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Term Loan Agreement (as defined hereunder).

RECITALS

A. Concurrently herewith, InnoVen and the Borrower, are entering into that certain Term Loan Agreement dated as of September 12, 2017 (as amended, restated, or otherwise modified from time to time, the "**Term Loan Agreement**") pursuant to which InnoVen has agreed to advance a term loan of INR 495,000,000 (Rupees Four Hundred and Ninety Five Million only) ("**Term Loan**"), subject to the terms and conditions set forth therein.

B. In consideration of the agreement of InnoVen to make the Term Loan to Borrower under the Term Loan Agreement, Guarantor is willing to guarantee the full payment and performance by Borrower of all of its obligations thereunder and under the other Loan Documents, all as further set forth herein.

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C. The Guarantor holds directly and indirectly, 100% of the issued and paid-up share capital of the Borrower.

Now, Therefore, in order for InnoVen to enter into the Term Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby represents, warrants, covenants and agrees as follows:

Section 1. Guarantee.

(a) Unconditional Guarantee of Payment. In consideration of the foregoing, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to InnoVen, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations of the Borrower. Guarantor agrees that it shall execute such other documents or agreements and take such action as InnoVen shall reasonably request to effect the purposes of this Guarantee.

(b) Independent Obligation: The Guarantor shall without prejudice to the other provisions contained herein, as primary obligor and not merely as surety, on a full indemnity basis, indemnify InnoVen as a result of the whole or any of the Obligations being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever irrespective of whether such reason or any related fact or circumstance was known or ought to have been known to InnoVen or any of its officers, employees, agents or advisers. The amount of such loss shall be equal to the amount, which InnoVen would otherwise have been entitled to recover from the Borrower in respect of the Obligations.

(c) The Guarantor covenants that, it shall ensure, save as otherwise provided in this Guarantee and the other Loan Documents, that its obligations under this Guarantee do and will rank above and prior to all its other present and future obligations, unless the same is approved by InnoVen.

(d) The Guarantor hereby covenants and agrees that until all the Obligations of the Borrower under the Loan Documents are fully discharged and performed to the reasonable satisfaction of InnoVen, the Guarantor shall not, without the prior written approval of InnoVen, create or permit to subsist any Encumbrance (save and except for securing borrowings for working capital requirements in the ordinary course of business up to the limit as maybe approved by InnoVen in writing) or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever on any of the Assets or (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or agree to do any of the foregoing at any future time), all or any of the Assets.

(e) The Guarantor hereby appoints and authorizes InnoVen, to sell or dispose off any or all assets of the Guarantor ("**Assets**") in the event the Guarantor fails to make a payment to InnoVen towards the outstanding Obligations under this Guarantee ("**Guarantor's Obligations**") within 10 days of receipt of notice from InnoVen to pay such amounts ("**Default**") and remit the sale consideration to InnoVen towards fulfillment of the Guarantor's Obligations.

(f) Notwithstanding anything contained in this Guarantee, in the event the proceeds realised as a result of sale of the Assets do not satisfy the Obligations in full, the Guarantor shall continue to be liable to InnoVenfor such deficiency.

(g) The Guarantor hereby acknowledges and accepts that it is aware of the terms of the Loan Documents.

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Section 2. Representations and Warranties. Guarantor hereby represents and warrants that: (a) Guarantor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Cayman Islands; (ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Change on Guarantor's condition, financial or otherwise, or on Guarantor's ability to pay or perform the obligations hereunder); and (iii) has all requisite power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. (b) The execution, delivery and performance by the Guarantor of this Guarantee (i) is within Guarantor's powers and have been duly authorized by all necessary action; (ii) do not contravene Guarantor's charter documents or any law or any contractual restriction binding on or affecting the Guarantor or by which Guarantor's property may be affected; (iii) does not require any authorization or approval or other action by, or any notice to or filing with, any governmental authority or any other Person under any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, except such as have been obtained or made; and (iv) does not result in the imposition or creation of any Lien upon any property of Guarantor. (c) This Guarantee is a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally. (d) There is no action, suit or proceeding affecting Guarantor or its assets, pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which would reasonably be expected to have a Material Adverse Change on the ability of Guarantor to perform its obligations under this Guarantee. (e) Guarantor's obligations hereunder are not subject to any offset or defense against lnnoVen or Borrower of any kind. The financial statements of the Guarantor for the Financial year 2017 (audited), copies of which have been furnished to lnnoVen, fairly present the financial position and results of operations for the Guarantor for the dates and periods purported to be covered thereby, all in accordance with IFRS, and there has been no Material Adverse Change in the financial position or operations of Guarantor since the date of such financial statements. (f) (g) The incurrence of Guarantor's obligations under this Guarantee will not cause Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature. (h) No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated or a substantial part of the assets of the Guarantor or its subsidiaries are distribu d amongst its creditors and/or shareholders or other contributories) of the Guarantor 0.'.,.ur l c 3 ,....:. <{ ""r

and there are no cases or proceedings under any applicable insolvency, reorganization, or similar laws concerning the Guarantor. (i) Guarantor covenants, warrants, and represents to lnnoVen that all representations and warranties contained in this Guarantee shall be true at the time of Guarantor's execution of this Guarantee, and shall continue to be true so long as this Guarantee remains in effect. Neither the Guarantor nor any Person acting for or on behalf of the Guarantor has made any representation, warranty, or other statement now or later in each Loan Document executed and delivered by the Guarantor pursuant to the Term Loan Agreement or this Guarantee and to perform its obligations thereunder and hereunder that is incorrect in any material respect when made. 0) Section 3. General Waivers. The Guarantor hereby specifically waives: (a) Any right to require lnnoVen to (i) proceed against Borrower or any other Person; (ii) proceed against or exhaust any Collateral or (iii) pursue any other remedy. lnnoVen may exercise or not exercise any right or remedy it has against Borrower or any Collateral it holds (including the right to foreclose by judicial or non judicial sale) without affecting Guarantor's liability hereunder. (b) Any setoff, defense or counterclaim against lnnoVen. (c) Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Until Borrower's obligations to lnnoVen have been paid, Guarantor has no right of subrogation or reimbursement or other rights against Borrower. (d) Any right to enforce any remedy that lnnoVen has against Borrower. (e) Any right to participate in any Collateral held by lnnoVen. (f) Any demand for performance, notice of non-performance or of new or additional indebtedness incurred by Borrower to lnnoVen. Guarantor is responsible for being and keeping itself informed of Borrower's financial condition. (g) All the rights available to the Guarantor as surety under Sections 133, 134, 135, 139 and 141 of the Indian Contract Act, 1872. Section 4. Reinstatement. Notwithstanding any provision of the Term Loan Agreement to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of lnnoVen shall continue if and to the extent that for any reason any payment by or on behalf of Guarantor or Borrower is rescinded or must be otherwise restored by lnnoVen, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been

Guarantor agrees to indemnify and hold harmless InnoVen from all costs and expenses (including, without limitation, reasonable attorneys' fees) of such litigation. To the extent any payment is rescinded or restored, Guarantor's obligations hereunder shall be revived in full force and effect without reduction or discharge for that payment.

Section 5. No Waiver; Amendments.

No failure on the part of InnoVen to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No waiver by InnoVen under any of the Loan Documents shall constitute as a waiver by InnoVen under this Guarantee. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guarantee may not be amended or modified except by written agreement between Guarantor and InnoVen, and no consent or waiver hereunder shall be valid unless in writing and signed by InnoVen.

Section 6. Compromise, Settlement and Term.

(a) No renewal, extension, indulgence, change in, or modification of any of the Obligations of Borrower from the performance of any of the Obligations shall release or discharge Guarantor from this Guarantee or the performance of the obligations hereunder.

(b) This Guarantee shall remain in force and effect until expiration or termination of all of the Borrower's Obligations under the Loan Documents. The obligations of the Guarantor under this Guarantee shall be co-terminus with the Obligations of the Borrower under the Loan Documents. Upon expiration, this Guarantee shall become null and void and any claims, notices, statements and demands received by the Guarantor after such expiration shall be ineffective hereunder whether or not this Guarantee is returned for cancellation.

Section 7. Notices.

(a) Unless otherwise provided herein, all notices or other communications to be given shall be made in writing and by letter or facsimile transmission (save as otherwise stated) and shall be deemed to be duly given or made, in the case of personal delivery, when delivered; in the case of facsimile transmission, provided that the sender has received a receipt indicating proper transmission, when dispatched, or, in the case of a letter, ten (10) Business Days after being deposited in the post (by registered post, with acknowledgment due), postage prepaid, to such Party at its address or facsimile number specified herein or at such other address or facsimile number as such Party may hereafter specify for such purposes to the other by notice in writing.

(b) The addresses referred to above are:

(i) In the case of a notice to InnoVen:
Address: 12th Floor, Express Towers, Nariman Point,
Mumbai 40002184
Facsimile number: +91 22 6744 6565
Marked to the attention of: Mr. Ankit Agarwal

(ii) In the case of Guarantor:

YATRA ONLINE (P) LTD. ★ GURGAON ★

YATRA ONLINE (P) LTD. ★ GURGAON ★

INNOVEN CAPITAL INDIA PVT. LTD.

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Address:
1101-03, 11th Floor,
Tower-B, Unitech Cyber Park,
Sector-39, Gurgaon - 122002
Email: alok.vaish@yatra.com
Facsimile: +91 124 3395500
Marked to the attention of: Mr. Alok Vaish

(c) A notice or other communication received on a day other than a Business Day, or after business hours in the place of receipt, shall be deemed to be given on the next following Business Day in such place.

(d) The address or facsimile numbers for serving notices can be changed by any Party by properly serving notices on the other Parties informing them of the changes of address.

(e) In the event that a Party refuses delivery or acceptance of a notice, request or other communication, under this Guarantee, it shall be deemed that the notice was given upon proof of the refused delivery, provided the same was sent in the manner specified in this Guarantee.

(f) The Guarantor acknowledges and confirms that notice, if any, provided by InnoVen as specified herein above, of any changes to the terms contained herein, or under other Loan Documents, shall be treated by the Guarantor as sufficient and reasonable notice to the Guarantor and InnoVen is not bound to issue any further notice of such changes to the Guarantor.

Section 8. Entire Agreement.

This Guarantee constitutes and contains the entire agreement of the Parties and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between Guarantor and InnoVen, whether written or oral, respecting the subject matter hereof.

Section 9. Severability.

If any provision of this Guarantee is held to be unenforceable under applicable law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of Guarantor and InnoVen to the extent possible. In any event, all other provisions of this Guarantee shall be deemed valid and enforceable to the full extent possible under applicable law.

Section 10. Subordination of Indebtedness.

Any indebtedness or other obligation of Borrower now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment to all obligations of Borrower to InnoVen ; and such indebtedness of Borrower to Guarantor is assigned to InnoVen as Collateral for this Guarantee, and if InnoVen so requests following an Event of Default under the Term Loan Agreement, shall be collected, enforced and received by Guarantor in trust for InnoVen and to be paid over to InnoVen on account of the Obligations of Borrower to InnoVen, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guarantee. Any notes now or hereafter evidencing such indebtedness of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guarantee and shall be delivered to InnoVen.

YATRA ONLINE (P) LTD. * GURGAON *

YATRA ONLINE (P) LTD. * GURGAON *

INNOVEN CAPITAL INDIA PVT. LTD.

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Section 11. Payment of Expenses. Guarantor shall pay, promptly on demand, all Expenses incurred by lnnoVen in defending and/or enforcing this Guarantee. For purposes of this Section 11, "Expenses" shall mean reasonable costs and expenses (including reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) for defending and/or enforcing this Guarantee (including those incurred in connection with appeals or proceedings by or against Guarantor under any bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief). Section 12. Assignment. This Guarantee shall be binding upon and inure to the benefit of Guarantor and lnnoVen and their respective successors and assigns, except that Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of lnnoVen, which may be granted or withheld in lnnoVen's sole discretion. Any such purported assignment by Guarantor without lnnoVen's written consent shall be void. Section 13. Governing Law and Arbitration. This Guarantee shall be governed by, and construed in accordance with, the laws of the Republic of India. Any dispute relating to the Guarantee hereunder, or in respect of any rights, liabilities and obligations arising out of this Guarantee shall be resolved by arbitration by a sole arbitrator appointed by both parties. If the parties are unable to decide on a sole arbitrator, then each of the parties shall appoint one arbitrator, and the two arbitrators shall, in conjunction, appoint a third arbitrator, who shall preside over the arbitration. The arbitration proceedings shall be carried out in accordance with the provisions laid down by the Arbitration and Conciliation Act, 1996 ("Arbitration Act") and rules framed thereunder. The place of arbitration shall be Mumbai. The arbitration proceedings shall be conducted in the English language. The Parties shall equally share the costs of the arbitrator's fees, but shall bear the costs of their own legal counsel engaged for the purposes of the arbitration. The Parties agree that the arbitrators 7

IN WITNESS WHEREOF, each of the aforenamed Parties has signed and executed this Guarantee, and all the original copies hereto, on the date first above referred and written. 8 FoR lnnoVen ' NAME: DESIGNATION : PLACE: DATE: GUARANTOR NAME: ALOK VAISH DESIGNATION: CFQ PLACE :GURGAON DATE: BORROWER NAME: ALOK VAISH DESIGNATION: CFQ PLACE :GURGAON DATE: